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VitaminShoppe.com
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Contact:

VitaminShoppe.com, Inc.                              Robert Ferris (investors)
Lynn Gardner (media), VP, Corp. Comm.                GCI Group
(212) 515-5961                                       (212) 537-8025
lgardner@vitaminshoppe.com                           rferris@gcigroup.com
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               VITAMIN SHOPPE INDUSTRIES INC. PROPOSES TO ACQUIRE
                  SHARES OF VITAMINSHOPPE.COM, INC. NOT ALREADY
                         OWNED FOR $1 PER SHARE IN CASH

New York, Dec. 19, 2000 - VitaminShoppeTM.com, Inc. (NASDAQ: VSHP), announced that it received a proposal from Vitamin Shoppe Industries Inc. ("VSI'`), its majority shareholder, to acquire all of the outstanding shares of VitaminShoppe.com not already owned by VSI. The proposed transaction would be accomplished by means of a merger of VitaminShoppe.com with VSI in which the shareholders of VitaminShoppe.com, other than VSI, would receive $1 per share in cash. The proposal is subject to approval by the special committee of the Board of Directors of VitaminShoppe.com and by its shareholders; receipt by VitaminShoppe.com of an opinion from an independent financial advisor as to the fairness of the transaction to the shareholders of the Company (other than VSI); negotiation and execution of a definitive merger agreement; and consent of VSI's lenders.

The Board of Directors of VitaminShoppe.com has appointed a special committee of directors, not affiliated with VSI, which will consider the VSI proposal. VSI owns approximately 64% of VitaminShoppe.com's outstanding stock.

VitaminShoppe.com is a leader in the online sale of products related to healthy living. VitaminShoppe.com focuses on providing its knowledgeable customers with superior selection

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on more than 18,000 products and 400 national brands, excellent customer service, competitive pricing, and prompt delivery. In addition to its extensive selection of vitamins, supplements, nutritional products, personal care, homeopathy and fitness products, VitaminShoppe.com delivers unbiased information that helps its customers make better purchase decisions.

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This press release is not an offer or the solicitation of an offer to buy any securities of VitaminShoppe.com, and no such offer or solicitation will be made except in compliance with applicable securities laws.

Forward-Looking Statements: The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding VitaminShoppe.com, Inc.'s beliefs, expectations, intentions or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to VitaminShoppe.com, Inc. as of the date hereof. VitaminShoppe.com, Inc. assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those set forth in such forward-looking statements. These and other risks and uncertainties relating to VitaminShoppe.com, Inc. are detailed in VitaminShoppe.com, Inc.'s Prospectus related to VitaminShoppe.com, Inc.'s initial public offering dated October 8, 1999 filed with the Securities and Exchange Commission, and other reports filed by VitaminShoppe.com, Inc. from time to time with the Securities and Exchange Commission.